Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

RLI Corp. (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.

The Company’s authorized capital stock consists of 205,000,000 shares, of which 200,000,000 shares are common stock, par value $0.01 per share (“common stock”), and 5,000,000 shares are preferred stock, par value $0.01 per share.  By resolution of the Board of Directors (the “Board”), the Company may, without any further vote by its shareholders, authorize and issue shares of preferred stock. The Board may by resolution fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualification, limitations or restrictions thereof, of any unissued series and/or class of preferred stock, and may fix the number of shares constituting such series and/or class, and may increase or decrease the number of shares of any such series and/or class (but not below the number of shares thereof then outstanding). The rights of the holders of common stock are subject to the rights and preferences of any series of preferred stock that the Company may issue.  There are currently no shares of preferred stock outstanding.

The following description of our common stock and of certain provisions of Delaware law are summaries, do not purport to be complete and are subject to and qualified in their entirety by reference to our Certificate of Incorporation and our Bylaws, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit and are incorporated herein by reference.  Please also refer to the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

Description of Common Stock

Market Listing

Our common stock trades on the New York Stock Exchange under the symbol “RLI.”

Dividends; Liquidation

The DGCL permits a corporation to declare and pay dividends upon its shares out of (i) surplus or, (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Subject to the preferences of any outstanding shares of preferred stock, holders of common stock have equal ratable rights to dividends (payable in cash, stock or property) out of funds legally available for that purpose, when, as and if dividends are declared by the Board. Holders of common stock are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of shares of common stock upon the liquidation or dissolution of the Company or the winding up of the affairs of the Company, after payment of the Company’s liabilities and any amounts to holders of outstanding shares of preferred stock.

Voting Rights

Generally, holders of our common stock will vote together as a single class on every matter acted upon by the shareholders. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Shareholders are not be entitled to cumulate votes in voting for directors. The holders of a majority in voting power of the outstanding shares of stock entitled to vote on a matter, represented in person or by proxy, will constitute a quorum at any meeting of shareholders. If a quorum is present, the affirmative vote of the majority of the votes cast on a matter will be the act of the shareholders, unless the vote of a minimum or other number or amount is provided for such matter by the DGCL, the Certificate of Incorporation or the Bylaws or the rules and regulations of any stock exchange or other regulatory body, in which case such minimum or other vote will be the required vote of shareholders on such matter. Except as otherwise provided by law, or the Certificate Incorporation by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series and/or class of preferred stock, the holders of common stock have the exclusive right to vote for the election of directors and for all matters presented to the shareholders.

Written Consent

The DGCL provides that shareholders may take action by the written consent of the holders of shares having not less than the minimum number of votes necessary to take action at a meeting in which all shares entitled to vote on the matter were present and voting, unless such right is limited or restricted by the certificate of incorporation. The Certificate of Incorporation does not limit or restrict such right. If action is taken by less than unanimous written consent, the DGCL requires prompt notice afterwards to non-consenting holders of the action taken.  The Bylaws provide for advance notice and other procedural requirements in connection with shareholder action by written consent.

Absence of Other Rights.

The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Shareholders do not have the right of cumulative voting in the election of directors.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and of Delaware Law

Delaware Business Combination Statute

The DGCL has a “business combination” statute that is applicable to publicly traded corporations incorporated in Delaware that do not opt out of its provisions in its certificate of incorporation or bylaws. The DGCL provides in Section 203 that an “interested shareholder” (defined as a person who owns fifteen percent (15%) or more of the outstanding voting stock of a corporation or who is an associate or affiliate of the corporation and, within the preceding three-year period, owned fifteen percent (15%) or more of the outstanding voting stock of the corporation), and the affiliates and associates of such person may not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested shareholder unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the  transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced excluding certain shares, and (iii) at or subsequent to the time the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders (and not by written consent) by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the corporation not owned by the interested shareholder. The DGCL defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested shareholder, including mergers, asset sales and transactions in which the interested shareholder receives or could receive a benefit on other than a pro rata basis with all other shareholders of the corporation. The Company may amend the Certificate of Incorporation in the future in accordance with the DGCL to no longer be governed by the Delaware business combination statute. Because the Company has not elected to opt-out of this provision in the Certificate of Incorporation, the provision might discourage takeover attempts that might result in a premium over the market price for shares of common stock at a given time.

Authorized Preferred Shares

Under the Certificate of Incorporation, the Board is authorized to issue 5,000,000 preferred shares. In each case, the Board may issue these preferred shares in one or more series and may establish the designations, preferences and rights, including voting rights, of each series. These preferred shares are available for issuance from time to time to any person for such consideration as the Board may determine without the requirement of further action by our shareholders, except as required by the New York Stock Exchange or other exchange on which Company shares are then listed. The Board may decide to issue such preferred stock for a variety of reasons including but not limited to the issuance in a public or private sale for cash as a means of obtaining additional capital for use in the Company’s business and operations, issuance as part or all of the consideration required to be paid for acquisitions of other business properties and issuance as a share dividend to equity holders. Depending on its terms, the issuance of preferred stock may or may not have a dilutive effect on the equity interest or voting power of the then current shareholders of the Company.  Although our Board has no present intention to do so, authorized but unissued and undesignated preferred shares may also be issued as a defense to an attempted takeover.

Special Meetings of Shareholders

Limits on the rights of shareholders to call special meetings of shareholders could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of shareholders for the purpose of considering the removal of directors or an acquisition offer. The Bylaws provide that shareholders holding at least twenty percent (20%) of the outstanding shares entitled to vote thereat may make written demand of the Company’s secretary to call special meetings of shareholders, provided such shareholders comply with the other requirements set forth in the Bylaws.